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                                                               EXHIBIT (a)(1)(F)

                 EMAIL CONFIRMATION OF RECEIPT OF ELECTION FORM
                          SENT BY STOCK ADMINISTRATION

stock.admin@conexant.com
Date, Time

To:   Employee Name (first.last@conexant.com)

Subject: Conexant Offer to Exchange Outstanding Options - Confirmation of receipt of Election Form

This e-mail is to confirm that we have received your Election Form to participate in the offer to exchange.

This is merely a notification that we have received your Election Form and does not mean that your options have been cancelled. We currently expect that all properly tendered options will be accepted for exchange and cancelled promptly after the expiration date of the offer.